EXHIBIT 12.1

      STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED
                                STOCK DIVIDENDS

                                (in thousands)


                                       Nine Months
                                   Ended September 30,                         Years Ended December 31,
                                  -----------------------      ---------------------------------------------------------
                                    1996           1995          1995         1994        1993         1992        1991
                                  --------       --------      --------     --------    --------     --------    -------
Fixed Charges:
 Interest expense                  $29,533       $12,279       $21,569      $2,245        $458         $573         $97
 Portion of rent expense
 representative of interest            450           185           292          55          32           25          24
                                  --------       --------      --------     --------    --------     --------    -------

                                   $29,983       $12,464       $21,861      $2,300        $490         $598        $121
                                  ========       =======       ========     ========    ========     ========   ========

Earnings:
 Income from operations
   before income taxes            $(13,243)       $1,418       $(7,711)    $(1,440)    $10,641      $(2,565)    $(4,914)


 Fixed charges per above            29,983        12,464        21,861       2,300         490          598         121
                                  --------       --------      --------     --------    --------     --------    -------

                                   $16,740       $13,882       $14,150        $860     $11,131      $(1,967)    $(4,793)
                                  ========       =======       ========     ========    ========     ========   ========

 Ratio of Earnings to Fixed
   Charges(1)                                        1.1                                  22.7

------------------
(1) The ratio of earnings to fixed charges is not meaningful for periods that result in a deficit. For the nine months ended September 30, 1996 and the years ended December 31, 1995, 1994, 1992 and 1991, the deficit of earnings to fixed charges was $13,243, $7,711, $1,440, $2,565 and $4,914, respectively. For the nine months ended September 30, 1996 (the only period for which dividends were accrued on preferred stock), the deficit of earnings to combined fixed charges and accrued preferred stock dividends was $17,849.

